UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 14, 2010

STEELCASE INC.
(Exact name of registrant as specified in its charter)

Michigan	1-13873	38-0819050
(State or other jurisdiction	(Commission File Number)	(IRS employer identification number)
of incorporation)

901 44th Street SE
Grand Rapids, Michigan	49508
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (616) 247-2710
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit of Disposal Activities
Steelcase Inc. (the “Company”) has initiated a formal procedure of discussions with local work councils regarding a project to reorganize the Company’s European manufacturing operations on the basis of specialized competencies. The primary drivers of the changes are the Company’s continued improvements in manufacturing practices, combined with the need for manufacturing footprint optimization and further cost reductions. The Company expects to incur up to $(15) million of cash restructuring costs in connection with this project, with the majority relating to workforce reductions and some additional cost for manufacturing consolidation and production moves. Depending on the pace of discussions with the work councils, the amount of restructuring costs incurred in fiscal year 2011 for this project could range from $(10) to $(15) million. The Company anticipates annualized savings from the changes would be $7 to $8 million when fully implemented by the end of fiscal year 2012.
ITEM 7.01 Regulation FD Disclosure
In March 2010, the U.S. enacted significant healthcare reform legislation which effectively changes the tax treatment of the federal subsidies received by employers who provide certain prescription drug benefits for retirees (Medicare Part D subsidy) beginning after December 31, 2012. The Company is required to recognize the impact of the tax law change in the period in which the law is enacted. In the first quarter of fiscal year 2011, the Company expects to recognize a reduction in deferred tax assets related to the Medicare Part D subsidy with an offsetting increase in income tax expense of approximately $12 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2010	Steelcase Inc.
/s/ MARK T. MOSSING
Mark T. Mossing Corporate Controller and Chief Accounting Officer (Duly Authorized Officer and Principal Accounting Officer)